Exhibit 99

Dillard’s, Inc. Reaches Settlement with JDA Software Group, Inc.

LITTLE ROCK, Ark.--(BUSINESS WIRE)--November 30, 2011--Dillard’s, Inc. (NYSE: DDS) ("Dillard's") has reached an agreement effective November 30, 2011 with i2 Technologies, Inc.("i2"), a subsidiary of JDA Software Group, Inc. (NASDAQ: JDAS) (“JDA”), to settle a lawsuit filed by Dillard’s against i2 over software sold to Dillard’s by i2 in 2000, prior to JDA’s acquisition of i2 in 2010. Pursuant to the agreement i2 is to pay Dillard’s $57.0 million on December 5, 2011. After providing for income taxes and settlement related expenses the Company expects to record approximately $28.5 million of net income from this settlement during the thirteen weeks ending January 28, 2012.

Dillard’s, Inc. is one of the nation’s largest fashion apparel and home furnishing retailers. The Company’s stores operate with one name, Dillard’s, and span 29 states. Dillard’s stores offer a broad selection of merchandise, including products sourced and marketed under Dillard’s exclusive brand names.

The foregoing statement regarding the Company’s expectation of recording $28.5 million of net income related to this settlement during the thirteen weeks ending January 28, 2012 is a forward looking statement within the definition of federal securities laws and is based on estimates, projections, beliefs, assumptions and information available to management at this time. Actual results may differ materially from this forward looking statement. Factors that could cause actual results to differ include a change in the expected applicable income tax rate or variances in expected settlement related expenses.

CONTACT:
Dillard’s, Inc.
Julie J. Bull, 501-376-5965
Director of Investor Relations